EXHIBIT 10.8

EXTREME NETWORKS, INC.

FISCAL 2006 EXECUTIVE INCENTIVE BONUS PLAN

The following are the terms of the 2006 Executive Incentive Bonus Plan approved by the Compensation Committee of the Board of Directors of Extreme Networks, Inc. (the “Company”) on July 19, 2005 (the “Plan”).

A.	Purpose

1.	The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers and all other officers of the Company for driving the Company to achieve specific corporate objectives.

2.	The Plan provides for the payment of cash bonuses based upon the Company’s operating profit, revenue objectives, and for non-executive officers, personal performance objectives.

B.	Eligibility

1.	Those eligible to participate in this plan are the Company’s executive officers (the “Executive Officers”) and all other officers of the company holding the title of vice president (the “Officers”).

C.	Determination of Bonus Amounts

General

1.	The amount of the total target bonus for each officer varies based upon the officer’s position and responsibilities.

2.	The target bonus amount for each officer is based on a percentage of base salary except the Senior Vice President Worldwide Sales, whose target is $50,000.

3.	A bonus may range from 0% (if minimum results are not achieved) to a maximum of 155% for Officers and 175% for Executive Officers (if results exceed objectives) of the target bonus amount for each officer.

The Board or the Compensation Committee may modify the financial performance goals at any time based on changes in business conditions during the year and may grant bonuses to officers even if the financial performance goals are not met.

Executive Officers

For all Executive Officers other than the Vice President of Worldwide Sales, the bonus is structured as follows: (i) fifty percent (50%) of the employee’s total target bonus is based upon a fiscal 2006 revenue formula and (ii) fifty percent (50%) of the employee’s total target bonus is based upon the Company’s adjusted operating profit in fiscal 2006.

The bonus structure for the Vice President of Worldwide Sales is as follows: (i) fifty percent (50%) of the employee’s total target bonus is based upon the Company’s adjusted operating profit and (ii) fifty percent (50%) of the employee’s total target bonus is based upon the Company’s gross margin in fiscal 2006.

The target bonus that may be paid to each Executive Officer under the Plan is as follows:

As Percentage of Fiscal 2006 Base Salary
Gordon L. Stitt, President and Chief Executive Officer:	100%
William R. Slakey, Senior Vice President, Chief Financial Officer:	40%
Alexander Gray, Vice President, Chief Operating Officer	40%
Herb Schneider, Vice President Engineering	40%
Frank Carlucci, Senior Vice President Worldwide Sales	* *

**	Mr. Carlucci’s bonus for fiscal 2006 will be based on his bonus target and commission plan.

Officers

For Officers, the bonus is structured as follows: (i) thirty percent (30%) of the employee’s total target bonus is based upon a fiscal 2006 revenue formula, (ii) forty percent (40%) of the employee’s total target bonus is based upon the Company’s adjusted operating profit in fiscal 2006 and (iii) thirty percent (30%) of the employee’s total target bonus is based upon the achievement of individual management bonus objectives aligned with the Company’s strategic goals and approved by the Compensation Committee.